UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 12, 2008

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30975	911789357
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12325 Emmet Street, Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

(402) 452-5400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Transgenomic, Inc. (the “Registrant”) entered into an Employment Agreement Extension with Craig J. Tuttle, the Registrant’s President and Chief Executive Officer, effective July 12, 2008 (the “Extended Agreement”). The Extended Agreement has an initial term of one year, but will automatically extend for additional one year terms unless either the Registrant or Mr. Tuttle give the other party 60 days prior written notice that it or he does not intend to further extend the Extended Agreement. Under the terms of the Extended Agreement, Mr. Tuttle will receive a base annual salary of $325,000 during the initial term, which may be increased during any subsequent term as determined by the Registrant’s compensation committee. Mr. Tuttle will also be eligible to receive an annual bonus of up to 30% of his base salary subject to the achievement of performance goals and objectives determined by the compensation committee. The Extended Agreement provides that the Registrant will provide Mr. Tuttle with a leased automobile for his use and that Mr. Tuttle will be eligible to participate in other employee benefits available generally to the Registrant’s employees. The Extended Agreement also provides that Mr. Tuttle will be entitled to receive a severance payment equal to twelve month’s base salary if his employment is terminated involuntarily other than a termination based on “just cause”, as that term is defined in the Extended Agreement. The Extended Agreement also contains customary confidentiality, non-competition, and non-solicitation provisions.

Item 9.01	Financial Statements and Exhibits.

10.1	Employment Agreement Extension, effective July 12, 2008, between the Registrant and Craig J. Tuttle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 16, 2008	TRANSGENOMIC, INC.

	By:	/s/ Craig J. Tuttle
Craig J. Tuttle
President and Chief Executive Officer